                            STOCK PURCHASE AGREEMENT

                                  by and among

                         ZEBRA TECHNOLOGIES CORPORATION,

                        COMTEC INFORMATION SYSTEMS, INC.,

               COMTEC INFORMATION SYSTEMS ACQUISITION CORPORATION

                                       and

              THE STOCKHOLDERS OF COMTEC INFORMATION SYSTEMS, INC.
                   AND COMTEC INFORMATION SYSTEMS ACQUISITION
                                   CORPORATION


                           dated as of March 21, 2000


                              TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
ARTICLE I         SALE OF COMPANY STOCK AND CISAC STOCK AND CLOSING
         1.1      Purchase and Sale......................................................................1
         1.2      Purchase Price.........................................................................2
         1.3      Closing; Escrow........................................................................2
         1.4      Balance Sheet and Estimated Closing Date Stockholders'Equity...........................2
         1.5      Closing Date Stockholders'Equity.......................................................3


ARTICLE II        REPRESENTATIONS AND WARRANTIES
         2.1      Representations and Warranties of Buyer................................................4
                  (a)      Corporate Organization and Qualification......................................5
                  (b)      Authority Relative to this Agreement..........................................5
                  (c)      Consents and Approvals; No Violation..........................................5
                  (d)      Litigation....................................................................6
         2.2      Representations and Warranties of the Company, CISAC and the Major Stockholders........6
                  (a)      Corporate Organization and Qualification......................................7
                  (b)      Capitalization................................................................7
                  (c)      Authority Relative to this Agreement..........................................7
                  (d)      Present Compliance with Obligations and Laws..................................8
                  (e)      Consents and Approvals; No Violation..........................................8
                  (f)      Litigation....................................................................9
                  (g)      Financial Statements..........................................................9
                  (h)      No Liabilities; Absence of Certain Changes or Events.........................10
                  (i)      Brokers and Finders..........................................................13
                  (j)      Taxes........................................................................13
                  (k)      Employee Benefits............................................................15
                  (l)      Company Intangible Property..................................................20
                  (m)      Certain Contracts............................................................21
                  (n)      Accounting Matters...........................................................22
                  (o)      Unlawful Payments and Contributions..........................................22
                  (p)      Environmental Matters........................................................23
                  (q)      Title to Properties; Liens; Condition of Properties..........................23
                  (r)      Inventories..................................................................24
                  (s)      Accounts Receivable, Accounts Payable and Purchase Orders....................24
                  (t)      Labor and Employee Relations.................................................25
                  (u)      Permits......................................................................26
                  (v)      Warranty or Other Claims.....................................................26


                                       i

                  (w)      Powers of Attorney...........................................................27
                  (x)      Insurance....................................................................27
                  (y)      Corporate Books and Records..................................................27
                  (z)      Transactions with Affiliates.................................................27
                  (aa)     No Investments or Subsidies..................................................27
                  (bb)     Certain Customers and Suppliers..............................................28
         2.3      Representations and Warranties of the Stockholders....................................28


ARTICLE III       ADDITIONAL COVENANTS AND AGREEMENTS
         3.1      Conduct of Business...................................................................30
         3.2      No Solicitation.......................................................................31
         3.3      [Reserved]............................................................................32
         3.4      Access to Information.................................................................32
         3.5      Publicity.............................................................................32
         3.6      Maintenance of Insurance..............................................................33
         3.7      Representations and Warranties........................................................33
         3.8      Filings; Other Action.................................................................33
         3.9      Notification of Certain Matters.......................................................33
         3.10     Employment Agreements.................................................................33
         3.11     Tax Matters...........................................................................33
         3.12     Indemnification.......................................................................36
         3.13     [Reserved]............................................................................42
         3.14     Physical Inventory....................................................................42


ARTICLE IV        CONDITIONS
         4.1      Conditions to Each Party's Obligations................................................42
         4.2      Conditions to the Obligations of the Stockholders.....................................42
         4.3      Conditions to the Obligations of Buyer................................................43


ARTICLE V         TERMINATION
         5.1      Termination by Mutual Consent.........................................................46
         5.2      Termination by either all of the Stockholders or Buyer................................46
         5.3      Termination by the Stockholders.......................................................47
         5.4      Termination by Buyer..................................................................47
         5.5      Effect of Termination.................................................................48


ARTICLE VI        MISCELLANEOUS AND GENERAL
         6.1      Payment of Expenses...................................................................48
         6.2      Modification or Amendment.............................................................48
         6.3      Waiver of Conditions..................................................................48
         6.4      Counterparts..........................................................................48

         6.5      Governing Law.........................................................................48
         6.6      Notices ..............................................................................48
         6.7      Entire Agreement; Assignment..........................................................49
         6.8      Parties in Interest...................................................................50
         6.9      Certain Definitions...................................................................50
         6.10     Severability..........................................................................55
         6.11     Specific Performance..................................................................55
         6.12     Recovery of Attorney's Fees...........................................................55
         6.13     Captions .............................................................................55

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                                      iii

                                    EXHIBITS

Stockholders of the Company and CISAC                         Exhibit A
Form of Escrow Agreement                                      Exhibit B
Employment Agreement (A)                                      Exhibit C-1
Employment Agreement (B)                                      Exhibit C-2
Employment Agreement (C)                                      Exhibit C-3
Form of Buyer's Certificate re: Conditions                    Exhibit D
Form of Company and CISAC Certificate re: Conditions          Exhibit E
Form of General Release and Covenant Not To Sue               Exhibit F
Form of Confidential Letter Agreement                         Exhibit G
Opinion of Edwards & Angell, LLP                              Exhibit H
Stockholders' Representative Agreement                        Exhibit I

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                                      iv

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is made as of March 21, 2000, by and among Zebra Technologies Corporation, a Delaware corporation ("BUYER"), Comtec Information Systems, Inc., a Rhode Island corporation (the "COMPANY"), Comtec Information Systems Acquisition Corporation, a Rhode Island corporation ("CISAC"), and the stockholders of the Company and CISAC listed on attached EXHIBIT A (each, a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS"). Buyer, the Company, CISAC and the Stockholders are referred to collectively herein as the "PARTIES." Capitalized terms not otherwise defined have the meanings set forth in SECTION 6.9.


                                    RECITALS

         A. The authorized capital stock of the Company consists of 1,000 shares of Class A common stock, par value $1.00 per share and 7,000 shares of Class B common stock, par value $1.00 per share (the "COMPANY STOCK") of which 43.105001 shares of Class A common stock and 4267.3949997 shares of Class B common stock are issued and outstanding. The authorized capital stock of CISAC consists of 8,000 shares of common stock, par value $1.00 per share (the "CISAC STOCK") of which 200 shares are issued and outstanding.

         B. The Stockholders desire to sell, and Buyer desires to purchase, the outstanding Company Stock and the outstanding CISAC Stock on the terms and subject to the conditions set forth in this Agreement.

         C. For federal income tax purposes, it is intended that the stock purchase contemplated herein shall be treated and reported by the Parties as an asset purchase under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "CODE").

         D. Certain of the Parties desire to make representations, warranties, covenants and agreements in connection with the transactions contemplated herein.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

                                   ARTICLE I

                SALE OF COMPANY STOCK AND CISAC STOCK AND CLOSING

         1.1 PURCHASE AND SALE. The Stockholders agree to sell to Buyer, and Buyer agrees to purchase from the Stockholders, all of the right, title and interest of the Stockholders in and to the Company Stock and the CISAC Stock at the Closing on the terms and subject to the conditions set forth in this Agreement.

         1.2 PURCHASE PRICE. The aggregate purchase price for the Company Stock, and the CISAC Stock is U.S. $88.65 million (the "PURCHASE PRICE"), payable in cash in the manner provided in SECTION 1.3, and subject to adjustment as provided in SECTIONS 1.4 and 1.5, $1,000 of which is allocable to, and deemed to be in consideration of, the CISAC Stock and the remainder of which is allocable to, and deemed to be in consideration of, the Company Stock.

         1.3 CLOSING; ESCROW. The Closing will take place at the offices of Katten Muchin Zavis, 525 West Monroe Street, Chicago, Illinois 60661 or at such other place as Buyer and the Stockholders' Representative mutually agree, at 10:00 A.M., local time, on the Closing Date. At the Closing, Buyer will pay the Purchase Price as follows: (a) $6.0 million (the "ESCROW AMOUNT") of the Purchase Price shall be delivered by Buyer by wire transfer of immediately available funds to a mutually acceptable third party financial institution, as escrow agent (the "ESCROW AGENT") under an escrow agreement to be entered into on the Closing Date by the Stockholders' Representative, Buyer and the Escrow Agent substantially in the form of attached EXHIBIT B (the "ESCROW AGREEMENT") with $2.0 million (the "EQUITY AMOUNT") of the Escrow Amount to secure satisfaction of the minimum stockholders' equity requirement set forth in SECTIONS 1.4 and 1.5; and (b) the balance of the Purchase Price shall be delivered by Buyer by wire transfer of immediately available funds to such accounts as the Stockholders' Representative directs by written notice delivered to Buyer at least 2 Business Days before the Closing Date. Simultaneously with the payments described in immediately preceding clauses (a) and (b), the Stockholders will assign and transfer to Buyer good and valid title in and to the Company Stock and the CISAC Stock, free and clear of all Liens, by delivering to Buyer a certificate or certificates representing the Company Stock and the CISAC Stock, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached. At the Closing, there shall also be delivered to the Stockholders and Buyer the opinions, certificates and other Contracts, documents and instruments to be delivered under ARTICLE IV.

         1.4 BALANCE SHEET AND ESTIMATED CLOSING DATE STOCKHOLDERS' EQUITY. Not less than 5 days prior to the Closing, the Stockholders' Representative shall prepare in good faith and in consultation with Buyer and shall deliver to Buyer a balance sheet as of February 29, 2000 (the "BALANCE SHEET"), and a computation setting forth an estimate of the Closing Date stockholders' equity of the Company (the "ESTIMATED CLOSING DATE STOCKHOLDERS' EQUITY"). Each of the Balance Sheet and the Estimated Closing Date Stockholders' Equity will be prepared in accordance with the procedures and accounting principles of the Company reflected in the Company Financial Statements (as defined in SECTION 2.2(g)) for the year ended December 31, 1999, as audited by Ernst & Young, L.L.P. and provided to Buyer, including all year-end adjustments that the Company and CISAC do not customarily make at interim periods, except that the Balance Sheet shall reflect the Company's investment in J&J Electronics, Inc. using the equity method of accounting. The Balance Sheet and Estimated

Closing Date Stockholders' Equity Computation shall reflect all distributions and payments to be made by the Company prior to Closing, including distributions in respect of the capital stock of the Company to Stockholders in their capacity as stockholders of the Company, employee bonuses, professional fees and any payments required to discharge any indebtedness of the Company or CISAC to Jerry
M. Rhoads or his wife, in each case as disclosed on SECTION 1.4 of the Company Disclosure Schedule. In the event that the Estimated Closing Date Shareholders' Equity is less than $15.0 million, the Purchase Price to be delivered by Buyer at the Closing pursuant to SECTION 1.3(c) shall be decreased by the amount by which $15.0 million exceeds the Estimated Closing Date Stockholders' Equity. The Estimated Closing Date Stockholders' Equity shall be accepted by Buyer and the Stockholders for purposes of determining the amount of cash payable at the Closing but shall not affect their right to dispute the Closing Date Stockholders' Equity Computation as provided in SECTION 1.5.

         1.5 CLOSING DATE STOCKHOLDERS' EQUITY.

                  (a) As promptly as practicable, but in any event not later than the later of 30 days after the Closing Date, Buyer, with the Stockholders' Representative's cooperation, shall cause to be prepared and delivered to the Stockholders' Representative a computation (the "CLOSING DATE STOCKHOLDERS' EQUITY COMPUTATION") of the Closing Date Stockholders' Equity as of March 31, 2000, which Closing Date Stockholders' Equity Computation will be reviewed by KPMG Peat Marwick L.L.P. (the "ACCOUNTING FIRM"). Such Closing Date Stockholders' Equity Computation shall be prepared in accordance with the procedures and accounting principles of the Company reflected in the Company Financial Statements for the year ended December 31, 1999, as audited by Ernst & Young, L.L.P. and provided to Buyer, including all year-end adjustments that the Company and CISAC do not customarily make at interim periods, except that the Balance Sheet shall reflect the physical inventory referred to in SECTION 3.14 of this Agreement and the Company's investment in J&J Electronics, Inc. using the equity method of accounting. The Balance Sheet and Estimated Closing Date Stockholders' Equity Computation shall reflect all distributions and payments to be made by the Company prior to Closing, including distributions in respect of the capital stock of the Company to Stockholders in their capacity as stockholders of the Company, employee bonuses, professional fees and any payments required to discharge any indebtedness of the Company or CISAC to Jerry M. Rhoads or his wife, in each case as disclosed on SECTION 1.4 of the Company Disclosure. Buyer shall, and shall cause the Accounting Firm to, make available to the Stockholders' Representative all work papers and related data used in connection with the preparation of the Closing Date Stockholders' Equity Computation. Except as provided in SECTION 1.5(b) below, within 10 days after delivery to the Stockholders' Representative of the Closing Date Stockholders' Equity Computation in the event that the Closing Date Stockholders' Equity is (a) $15 million or more, the Escrow Agent shall pay to the Stockholders the Equity Amount and Buyer shall pay to the Stockholders the amount, if any, that Closing Date Stockholders' Equity exceeds $15 million in immediately available funds, (b) less than $15 million and more than $13 million, the Escrow Agent shall pay to Buyer the difference between actual Stockholders' Equity and $15 million, up to the full amount of the Equity Amount, and the Escrow Agent shall distribute any excess Equity Amount to the Stockholders, or (c) less than $13 million, the Escrow Agent shall pay to Buyer the Equity Amount and the Stockholders shall pay Buyer the amount that actual Stockholders' Equity is less than $13 million in immediately available funds. Any such payment required by this SECTION 1.5(a) is herein referred to as the "NET CASH ADJUSTMENT."

                  (b) In the event the Stockholders' Representative disagrees with the Closing Date Stockholders' Equity Computation, the Stockholders' Representative shall give Buyer written notice of such disagreement within 10 days following its receipt of the Closing Date Stockholders' Equity Computation. Such Closing Date Stockholders' Equity Computation shall become final and binding upon the Parties unless such notice is given. During a period of 15 days following delivery of such notice of disagreement, the Stockholders' Representative and Buyer shall attempt in good faith to resolve any differences which they may have with respect to the Closing Date Stockholders' Equity Computation. If, at the end of such 15 day period, the Stockholders' Representative and Buyer shall have failed to reach agreement with respect to all of such differences, then all such differences as to which agreement has not been so reached (the "DISPUTED STOCKHOLDERS' EQUITY MATTERS") shall be submitted to and reviewed by Deloitte & Touche LLP or its successor (the "STOCKHOLDERS' EQUITY ARBITRATOR"). The Stockholders' Equity Arbitrator shall consider only the Disputed Stockholders' Equity Matters. The Stockholders' Equity Arbitrator shall act promptly to resolve all Disputed Stockholders' Equity Matters in accordance with such rules and procedures as it may prescribe, and its decision with respect to all Disputed Stockholders' Equity Matters, a copy of which shall be furnished to the Stockholders' Representative and Buyer, shall be final and binding upon the Stockholders and Buyer. The payment of the Net Cash Adjustment, if any, shall be made within 5 days of delivery to the Stockholders' Representative and Buyer of such decision by the Stockholders' Equity Arbitrator.

                  (c) All fees, costs and expenses of the Accounting Firm will be for the account of, and paid by, the Buyer. All fees, costs and expenses of the Stockholders' Equity Arbitrator shall be borne equally by Buyer and the Stockholders.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to the Company, CISAC and the Stockholders that the statements contained in this SECTION 2.1 are true and correct, except to the extent set forth on the disclosure schedule previously delivered by Buyer to the Company (the "BUYER DISCLOSURE SCHEDULE"). The Buyer Disclosure Schedule shall be initialed by the Buyer, the Company, CISAC and the Stockholders' Representative and shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this
SECTION 2.1.

                  (a) CORPORATE ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under Delaware law.

                  (b) AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding agreement of the Company, CISAC and the Stockholders, constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                  (c) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Buyer or any of their respective subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) pursuant to the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, (C) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, or (D) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not adversely affect the ability of Buyer to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Buyer or its assets may be bound, except for such violations, breaches and defaults as to which requisite waivers or consents have been obtained or which would not adversely affect the ability of Buyer to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this SECTION 2.1(c) are duly and timely obtained or made violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its assets, except for violations which would not in the aggregate have a Material Adverse Effect or adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

                  (d) LITIGATION. Except as disclosed in the Buyer SEC Reports there are no actions, suits, investigations or proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or any of their respective subsidiaries that, alone or in the aggregate, (i) question the validity of this Agreement or any action to be taken by Buyer in connection with the consummation of the transactions contemplated hereby or (ii) would prevent Buyer from performing its obligations under this Agreement, or (iii) would delay, limit or enjoin the transactions contemplated by this Agreement.

        2.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY, CISAC AND THE MAJOR STOCKHOLDERS. The Company, CISAC and the Stockholders hereby jointly and severally represent and warrant to Buyer that the statements contained in this
SECTION 2.2 are true and correct, except to the extent set forth on the disclosure schedule previously delivered by the Company to Buyer (the "COMPANY DISCLOSURE SCHEDULE"). The Company Disclosure Schedule shall be initialed by the Buyer, the Company, CISAC and the Stockholders' Representative and shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this SECTION 2.2.

                  (a) CORPORATE ORGANIZATION AND QUALIFICATION. The Company, CISAC and their respective subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and are qualified and in good standing as foreign corporations in each jurisdiction where the properties owned, leased or operated, or the business conducted, by them require such qualification, except where failure to so qualify or be in good standing as a foreign corporation would not have a Material Adverse Effect. Each of the Company and CISAC: (a) made a valid election to be treated as an S-corporation pursuant to Section 1361, et. seq. of the Code which election was duly made and filed with the IRS and any applicable state Tax authority; (b) is currently a validly existing S-corporation, and (c) since the respective date of such election, has at all times met, and will continue to meet from the date hereof until the Closing, all of the requirements of the Code to maintain its S-corporation status. Each of the Company, CISAC and their respective subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business in all material respects as it is now being conducted. All of the subsidiaries of the Company and CISAC, together with an organizational chart, are set forth in SECTION 2.2(a) of the Company Disclosure Schedule. Each of the Company and CISAC and their respective subsidiaries has heretofore made available to Buyer complete and correct copies of its Articles of Incorporation and By-Laws or similar organizational documents, as amended.

                  (b) CAPITALIZATION. The authorized capital stock of the Company consists of (i) 1,000 Class A common shares, $1.00 par value per share, of which 43.105001 shares are issued and outstanding and
         (ii) 7,000 Class B shares, $1.00 par value per share, of which 4,267.3949997 are issued and outstanding. The authorized capital stock of CISAC consists of 8,000 common shares, $1.00 par value per share, of which 200 shares are issued and outstanding. All of the outstanding shares of capital stock of the Company, CISAC and their respective subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Each of the Stockholders is and (since becoming a Stockholder) has been eligible to be a stockholder of an S-corporation, from the date the Company and CISAC made such election. None of the Stockholders has taken any action which would result in such Stockholder failing to be an eligible S-corporation stockholder. Each of the Company and CISAC has no outstanding stock appreciation rights, phantom stock or similar rights. All outstanding shares of capital stock or other equity interests of the subsidiaries of the Company and CISAC are wholly-owned by the Company or CISAC, as applicable, or a direct or indirect wholly-owned subsidiary of the Company or CISAC, as applicable, free and clear of all Liens, except, that, all of the outstanding capital stock of Comtec Europe B.V. is owned by either the Company, which owns 79% of such stock, or CISAC, which owns 21% of such stock. There are not as of the date hereof and there will not be at the Closing any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company, CISAC or any of their respective subsidiaries is a party to, or may be bound by, requiring any of them to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company, CISAC or any of their respective subsidiaries. Except as described in SECTION 2.2(b) of the Company Disclosure Schedule, there are not as of the date hereof, and there will not be at the Closing, any stockholder agreements, voting trusts or other agreements or understandings to which the Company or CISAC is a party or to which either is bound relating to the voting of any shares of the capital stock of the Company or CISAC.

                  (c) AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Company and CISAC has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by each of the Company and CISAC of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and Stockholders of the Company and CISAC, as applicable, and no other corporate proceedings on the part of the Company or CISAC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This

         Agreement has been duly and validly executed and delivered by each of the Company and CISAC and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes the valid and binding agreement of each of the Company and CISAC, enforceable against the Company and CISAC in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                  (d) PRESENT COMPLIANCE WITH OBLIGATIONS AND LAWS. None of the Company, CISAC or any of their respective subsidiaries is: (i) in violation of its Articles of Incorporation or By-Laws; (ii) in default in the performance of any material obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default, under or breach of (with or without the passage of time or the giving of notice) any other material contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets.

                  (e) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by the Company or CISAC nor the consummation by the Company or CISAC of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of their respective Articles of Incorporation and By-Laws; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, or (B) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect or materially and adversely affect the ability of the Company or CISAC to consummate the transactions contemplated hereby;
         (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company, CISAC or any of their respective subsidiaries or any of their respective subsidiaries assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not materially and adversely affect the ability of the Company or CISAC to consummate the transactions contemplated hereby or operate the business of the Company, CISAC and their respective subsidiaries substantially in the manner currently operated from and after the Closing; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would materially and adversely affect the ability of the Company or CISAC to consummate the transactions contemplated hereby or operate the business of the Company, CISAC and their respective subsidiaries substantially in the manner currently operated from and after the Closing; or (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this SECTION 2.2(e) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, CISAC or any of their respective subsidiaries to any of their respective subsidiaries assets, except for violations which would not in the aggregate materially and adversely affect the ability of the Company or CISAC to consummate the transactions contemplated hereby or operate the business of the Company, CISAC and their respective subsidiaries substantially in the manner currently operated from and after the Closing.

                  (f) LITIGATION. Except as disclosed in SECTION 2.2(f) of the Company Disclosure Schedule:

                           (i) there are no actions, suits, investigations or
                  proceedings pending or, to the Knowledge of the Company or CISAC, threatened against the Company or CISAC or any of their respective subsidiaries;

                           (ii) there are not facts or circumstances known to
                  the Company, CISAC or any of their respective subsidiaries that could reasonably be expected to give rise to any action, suit, investigation or proceedings which if adversely determined would have a Material Adverse Effect; and

                           (iii) there are no orders, writs, injunctions or
                  decrees outstanding against the Company, CISAC or any of their respective subsidiaries.

                  (g) FINANCIAL STATEMENTS. Prior to the execution of this Agreement, the Company delivered to Buyer true and complete copies of the following financial statements (collectively, the "COMPANY FINANCIAL STATEMENTS"):

                           (i) the audited balance sheets of the Company and its
                  consolidated subsidiaries as of December 31, 1999, 1998, 1997 and 1996, and the related audited consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years then ended and the related footnotes to such financial statements, together with a true and correct copy of the report on such audited information by Ernst & Young LLP, and all substantive letters from such accountants with respect to the results of such audits; and

                           (ii) the Balance Sheet and the related unaudited
                  consolidated statements of operations, stockholders' equity and cash flows for the portion of the fiscal year then ended.

         Except as set forth in the notes thereto, the Company Financial Statements were prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby. Except for those subsidiaries of the Company listed in SECTION 2.2(g) of the Company Disclosure Schedule, the financial condition and results of operations of each subsidiary are, and for all periods referred to in this SECTION 2.2 have been, consolidated with those of the Company.

         Since January 1, 1999, there has not been any material change, or any application or request for any material change, by the Company or any of their respective subsidiaries in accounting principles, methods or policies for financial accounting purposes that have affected or will affect the Company Financial Statements or for tax purposes. The books of account of the Company, CISAC and their respective subsidiaries are complete and correct in all material respects and have been maintained on a consistent basis.

                  (h) NO LIABILITIES; ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 2.2(h) of the Company Disclosure Schedule, none of the Company, CISAC nor any of their respective subsidiaries has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of the Company or CISAC, there is no basis for the assertion of any claim or liability of any nature against the Company or CISAC or any of their respective subsidiaries, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Company Financial Statements (in accordance with Statement of Financial Accounting Standards #5, "ACCOUNTING FOR CONTINGENCIES"), or (ii) which have been incurred since December 31, 1999 in the ordinary course of business. Except as set forth on SECTION 2.2(h) of the Company Disclosure Schedule, since December 31, 1999, the business of the Company, CISAC and their respective subsidiaries has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, properties, operations, or financial condition and no event has occurred, and no fact or set of circumstances has arisen, which has resulted in or is reasonably likely to result in a Material Adverse Effect with respect to the Company, CISAC and their respective subsidiaries. Without limiting the foregoing, except as disclosed in SECTION 2.2(h) of the Company Disclosure Schedule, there has not occurred between December 31, 1999 and the date hereof:

                           (i) any declaration, setting aside or payment of any
                  dividend or other distribution in respect of the capital stock of the Company, CISAC or any of their respective subsidiaries not wholly owned by the Company, CISAC, or any direct or indirect redemption, purchase or other acquisition by the Company, CISAC or any of their respective subsidiaries of any such capital stock of or any option with respect to the Company, CISAC or any of their respective subsidiaries not wholly owned by the Company or CISAC;

                           (ii) any authorization, issuance, sale or other
                  disposition by the Company, CISAC or any of their respective subsidiaries of any shares of capital stock of or Option with respect to the Company, CISAC or any of their respective subsidiaries, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option with respect to the Company, CISAC or any of their respective subsidiaries;

                           (iii) (x) any increase in the salary, wages or other
                  compensation of any officer, employee or consultant of the Company, CISAC or any of their respective subsidiaries whose annual salary is, or after giving effect to such change would be, $100,000, or more; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Company Scheduled Plan, employment Contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Company Scheduled Plan, employment Contract or other employee compensation arrangement; or (z) any adoption, entering into, amendment, modification or termination (partial or complete) of any Company Scheduled Plan;

                           (iv) (A) incurrences by the Company, CISAC or any of
                  their respective subsidiaries of indebtedness in an aggregate principal amount exceeding $50,000 (net of any amounts discharged during such period), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company, CISAC or any of their respective subsidiaries under, any indebtedness of or owing to the Company, CISAC or any of their respective subsidiaries (in either case other than any indebtedness of the Company, CISAC or of their respective subsidiaries owing to the Company, CISAC or a wholly-owned subsidiary);

                           (v) any physical damage, destruction or other
                  casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Company, CISAC or any of their respective subsidiaries in an aggregate amount exceeding $50,000;

                           (vi) any material change in (v) any pricing,
                  investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of the

                  Company, CISAC or any of their respective subsidiaries, (x) any method of calculating any bad debt, contingency or other reserve of the Company, CISAC or any of their respective subsidiaries for accounting, financial reporting or Tax purposes (y) the fiscal year of the Company, CISAC or any of their respective subsidiaries or (z) the accounting systems or staff of the Company, CISAC or any of their respective subsidiaries;

                           (vii) any write-off or write-down of or any
                  determination to write off or down any of the assets and properties of the Company, CISAC or any of their respective subsidiaries in an aggregate amount exceeding $50,000;

                           (viii) any acquisition or disposition of, or
                  incurrence of a Lien (other than a Permitted Lien) on, any assets and properties of the Company, CISAC or any of their respective subsidiaries, other than in the ordinary course of business consistent with past practice;

                           (ix) any (x) amendment of the articles of
                  incorporation or by-laws (or other comparable corporate charter documents) of the Company, CISAC or any of their respective subsidiaries, (y) reorganization, liquidation or dissolution of the Company, CISAC or any of their respective subsidiaries or (z) business combination involving the Company, CISAC or any of their respective subsidiaries and any other Person;

                           (x) any entering into, amendment, modification,
                  termination (partial or complete) or granting of a waiver under or giving any consent with respect to (A) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Company Disclosure Schedule pursuant to SECTION 2.2(m) or (B) any material license held by the Company, CISAC or any of their respective subsidiaries;

                           (xi) capital expenditures or commitments for
                  additions to property, plant or equipment of the Company, CISAC and of their respective subsidiaries constituting capital assets in an aggregate amount exceeding $100,000;

                           (xii) any commencement or termination by the Company,
                  CISAC or any of their respective subsidiaries of any line of business;

                           (xiii) any transaction by the Company, CISAC or any
                  of their respective subsidiaries with the Stockholders, any officer, director, Affiliate or Associate of the Stockholders or any Associate of any such officer, director or Affiliate (other than the Company or any of their respective subsidiaries) (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm's-length basis, other than pursuant to any Contract in effect on December 31, 1999 and disclosed to Buyer in writing;

                           (xiv) make or revoke any material Tax election,
                  settle or compromise any material federal, state, local or foreign Tax liability or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes (except for Tax elections which are consistent with prior such elections (in past years));

                           (xv) any entering into of an agreement to do or
                  engage in any of the foregoing after the date hereof; or

                           (xvi) any other transaction involving or development
                  affecting the Company, CISAC or any of their respective subsidiaries outside the ordinary course of business consistent with past practice.

                  (i) BROKERS AND FINDERS. Except for FleetBoston Robertson Stephens, Inc. ("FLEET"), none of the Company, CISAC nor their respective subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                  (j) TAXES.

                           (i) The Company, CISAC and each of their respective
                  subsidiaries has timely filed all federal, state, local and foreign returns, information statements, forms and reports relating to Taxes ("RETURNS") required by applicable Tax law to be filed by the Company, CISAC and each of their respective subsidiaries. All Taxes owed by the Company, CISAC or any of their respective subsidiaries to a taxing authority (including any tax resulting from the transactions described herein), or for which the Company, CISAC or any of their respective subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Closing, will have been paid. Each of the Company and CISAC has made
                  (A) accruals for Taxes on the Company Financial Statements and
                  (B) with respect to periods after the date of the Company Financial Statements, provisions on a periodic basis consistent with past practice on the Company's, CISAC's or any of their respective subsidiaries' books and records or financial statements, in each case which are adequate to cover any Tax liability of the Company, CISAC and each of their respective subsidiaries determined in accordance with GAAP through the date of the

                  Company Financial Statements or the date of the provision, as the case may be, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                           (ii) The Company, CISAC and each of their respective
                  subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                           (iii) There is no Tax deficiency outstanding,
                  proposed or assessed against the Company, CISAC or any of their respective subsidiaries. None of the Company, CISAC nor any of their respective subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax.

                           (iv) No federal or state Tax audit, action, suit,
                  proceeding, investigation, claim or other examination of the Company, CISAC or any of their respective subsidiaries is presently in progress, nor has the Company, CISAC or any of their respective subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination, and no such audit or other examination has been threatened.

                           (v) None of the Company, CISAC nor any of their
                  respective subsidiaries has filed any consent agreement under
                  Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or CISAC.

                           (vi) None of the Company, CISAC nor any of their
                  respective subsidiaries is a party to (A) any agreement with a party other than the Company, CISAC or any of their respective subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company, CISAC or any of their respective subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

                           (vii) Neither the Company, CISAC, nor any of their
                  respective subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Sections 1504 of the Code.

                           (viii) Neither the Company, CISAC nor any of their
                  respective subsidiaries has agreed to make nor is it required to make any adjustment under

                  Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                           (ix) Neither the Company nor CISAC is, or has at any
                  time been, a "UNITED STATES REAL PROPERTY HOLDING CORPORATION" within the meaning of Section 897(c)(2) of the Code).

                           (x) Neither the Company, CISAC nor any of their
                  respective subsidiaries has constituted either a "DISTRIBUTING CORPORATION" or a "CONTROLLED CORPORATION" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which otherwise constitutes part of a "PLAN" or "SERIES OF RELATED TRANSACTIONS" (within the meaning of Section 355(e) of the Code) in conjunction with the purchase and sale of stock contemplated herein.

                           (xi) No closing agreement that could affect the Taxes
                  of the Company, CISAC or any of their respective subsidiaries for periods ending after the Closing Date pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company, CISAC or any of their respective subsidiaries.

                           (xii) There exist no Tax Liens on any assets of the
                  Company, CISAC or any of their respective subsidiaries.

                           (xiii) There is no Contract, plan or arrangement
                  covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company, CISAC or any of their respective subsidiaries by reason of Section 162(m) or Section 280G of the Code and neither the Company, CISAC nor any of their respective subsidiaries has made any such payments.

                  (k) EMPLOYEE BENEFITS. SECTION 2.2(k) of the Company Disclosure Schedule lists the Company Scheduled Plans that are not reflected in the Company Financial Statements.

                           (i) Except for liabilities reflected in the accruals
                  and reserves on the Company Financial Statements, neither the Company nor CISAC has at any time maintained, sponsored, adopted, made contributions to, obligated itself or had any liability, including any liability or potential liability that arises because of a current or former Plan Affiliate, with respect to: any "EMPLOYEE PENSION

                  BENEFIT PLAN" (as such term is defined in SECTION 3(2) of ERISA); any "EMPLOYEE WELFARE BENEFIT PLAN" (as such term is defined in SECTION 3(1) of ERISA); any personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit; any severance agreement or plan or any medical, hospital, dental, life or disability plan; any excess benefit plan, bonus or incentive plan (including any equity or equity-based plan), tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or collective bargaining agreement, indemnification agreement, retainer agreement; or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (all such plans, policies, programs, arrangements, agreements and Contracts, whether or not set forth in SECTION 2.2(k) of the Company Disclosure Schedule are referred to in this Agreement as "COMPANY SCHEDULED PLANS").

                           (ii) The Company has delivered or made available to
                  Buyer a complete and accurate copy, as of the Closing, of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the 3 most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description or summary of material modifications with respect to each such plan, Form 5310 and any related filings with the PBGC and with respect to the last six Plan years for each Plan subject to Title IV of ERISA, general notification to employees of their rights under Code
                  Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Plan that is a "GROUP HEALTH PLAN" as defined in Code Section 162(i), and a copy or description of each other general explanation or written or oral communication which describes a material term of each such plan that has not previously been disclosed to Buyer pursuant to this Section. SECTION 2.2(k) of the Company Disclosure Schedule contains a description of the material terms of any unwritten Company Scheduled Plan as comprehended to the Closing Date.

                           (iii) Except as could not reasonably give rise,
                  whether individually or in the aggregate, to material liability to the Company, CISAC or Buyer:

                                    (1) each Company Scheduled Plan (A) has been
                           and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

                                    (2) with respect to each Company Scheduled
                           Plan, there are no claims or other proceedings pending or, to the Knowledge of the Company or CISAC, threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any liability, claim or other proceeding against any Company Scheduled Plan, any fiduciary or plan administrator or other Person dealing with any Company Scheduled Plan or the assets of any such plan.

                                    (3) with respect to each Company Scheduled
                           Plan, to the Knowledge of the Company or CISAC no
                           Person: (A) has entered into any "PROHIBITED
                           TRANSACTION," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder for which an exemption is not available; (B) has breached a fiduciary obligation under Section 404 of ERISA or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any
                           liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (D) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Buyer, or any fiduciary or plan administrator or any other Person dealing with any such plan, to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

                                    (4) each Company Scheduled Plan may be
                           amended, terminated, modified or otherwise revised by the Company, CISAC or Buyer, on and after the Closing, pursuant to the terms of said Company Scheduled Plan, and there exists no documents nor oral statements limiting or restricting the ability of the Company, CISAC or Buyer on and after the Closing to amend, terminate, modify or otherwise revise such Company Scheduled Plan. For purposes of this paragraph, termination of a Company Scheduled Plan includes the requirement of a cessation of liability for claims incurred after the termination date regardless of any status having been obtained or achieved.

                                    (5) none of the Company, CISAC or any
                           current or former Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Company Scheduled Plan which is a "MULTI-EMPLOYER PLAN" as defined in
                           Section 4001 of ERISA, a "MULTI-EMPLOYER PLAN" within the meaning of Section 3(37) of ERISA, a "MULTIPLE EMPLOYER PLAN" within the meaning of Section 413(c) of the Code or a "MULTIPLE EMPLOYER WELFARE ARRANGEMENT" within the meaning of Section 3(40) of ERISA.

                                    (6) none of the Company, CISAC or any
                           current or former Plan Affiliate has at any time maintained, contributed to or obligated itself or otherwise had any liability with respect to any funded or unfunded employee welfare plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees, their spouses or dependents or any other Persons (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under
                           Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations or state continuation coverage laws ("COBRA")).

                                    (7) no Company Scheduled Plan is an
                           "EMPLOYEE PENSION PLAN" (as defined in Section 3(2) of ERISA) that is subject to (i) Title IV of ERISA,
                           (ii) Section 412 of the Code, or (iii) the minimum funding requirements of Title I of ERISA.

                                    (8) the requirements of COBRA have been
                           satisfied with respect to each Company Scheduled Plan to which COBRA is applicable.

                                    (9) all contributions, payments, premiums,
                           expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Company Scheduled Plan (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on the Company Financial Statements (in accordance with generally applied accounting principal, including FAS 87, 88, 106 and
                           112) and each such plan otherwise does not have nor could have any unfunded liability (including benefit liabilities as defined in Section 4001(a)(16) of ERISA) which is not reflected on the Company Financial Statements. Any contribution accrued with respect to any

                           Company Scheduled Plan is fully deductible by the Company or CISAC, as applicable.

                                    (10) none of the Company, CISAC nor a
                           Plan Affiliate has any liability (A) for the termination of any single employer plan under Section ERISA Section 4062 of ERISA or any multiple employer plan under Section ERISA
                           Section 4063 of ERISA, (B) for any lien imposed under Section Section 302(f) of ERISA or Section 412(n) of the Code, (C) for any interest payments required under Section Section 302(e) of ERISA or
                           Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or (E) for any minimum funding contributions under Section Section 302(c)(11) of ERISA or Code
                           Section 412(c)(11).

                                    (11) all the Company Scheduled Plans to the
                           extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and none of the Company, CISAC or any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.

                                    (12) with respect to any Company Scheduled
                           Plan which is a welfare plan as defined in Section 3(1) of ERISA; (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; and (B) there is no disqualified benefit (as such term is defined in Code
                           Section 4976(b)) which would subject the Company, CISAC or any Plan Affiliate to a tax under Code
                           Section 4976(a).

                                    (13) Other than by reason of actions taken
                           by Buyer following the Closing, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of the Company or CISAC to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting of any payment, forgive any indebtedness, or increase the amount of any compensation due to any such employee or former employee, or (C) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                                    (14) As used in this Agreement, with respect
                           to the Company or CISAC ("FIRST PERSON") the term "PLAN AFFILIATE" shall mean each other Person or entity with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with the First Person as under common control or whose employees would be treated or have been treated as employed by the First Person, under
                           Section 414 of the Code or Section 4001(b) of
                           ERISA and any regulations, administrative rulings and case law interpreting the foregoing.

                  (l) COMPANY INTANGIBLE PROPERTY.

                           (i) SECTION 2.2(l) of the Company Disclosure Schedule
                  sets forth a true, correct and complete list of all Company Intangible Property owned or used in business by the Company, CISAC and their respective subsidiaries, as well as all registrations thereof and pending applications therefor, and indicates, with respect to each item of Company Intangible Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the material terms of such license or other contract relating thereto. Except as set forth in SECTION 2.2(l) of the Company Disclosure Schedule, each of the foregoing is owned free and clear of any and all Liens, and none of the Company, CISAC or any of their respective subsidiaries has received any notice to the effect that any other entity has any claim of ownership with respect thereto. Except as set forth in SECTION 2.2(l) of the Company Disclosure Schedule, to the Knowledge of the Company or CISAC, the use of the foregoing by the Company, CISAC and their respective subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, industrial design, copyright or any pending application therefor of any other Person or entity. Except as set forth in SECTION 2.2(l) of the Company Disclosure Schedule, no claims have been made, and none of the Company, CISAC or any of their respective subsidiaries has received any notice, nor does the Company, CISAC or any of their respective subsidiaries have any Knowledge of any basis for any claims that any of the foregoing is invalid, conflicts with the asserted rights of other entities, or has been used or enforced (or has failed to be used or enforced) in a manner that would result in the abandonment, cancellation or unenforceability of any material item of Company Intangible Property. There are no restrictions on the ability of the Company, CISAC or any of their respective subsidiaries to use any portion of the Company Intangible Property in connection with any customer or among the various customers of any of them.

                           (ii) The Company, CISAC and each of their respective
                  subsidiaries possesses all Company Intangible Property, including, without limitation, all know-how, formulae, software and other proprietary and trade rights and trade secrets, necessary for the conduct of their businesses in all material respects as now conducted. None of the Company, CISAC or any of their respective subsidiaries has taken or failed to take any action that would result in the forfeiture or relinquishment of any such Company Intangible Property used in the conduct of their respective businesses as now conducted. The execution of this Agreement or the completion of the transactions contemplated hereby will not result in the forfeiture, relinquishment, violation, breach, termination, cancellation or right of termination of any agreement or license relating to the Company Intangible Property used in the conduct of the Company's, CISAC's or their subsidiaries' respective businesses as now conducted.

                  (m) CERTAIN CONTRACTS. SECTION 2.2(m) of the Company Disclosure Schedule lists all of the following Contracts, to which the Company, CISAC or their respective subsidiaries is a party or by which any one of them or any of their properties or assets may be bound (the "COMPANY LISTED AGREEMENTS"): (i) all employment or other Contracts with any executive officer or director of the Company, CISAC or their respective subsidiaries and any employment Contracts with any employee which are not terminable at will without any payment upon termination;
         (ii) union, guild or collective bargaining Contracts relating to employees of the Company, CISAC or their respective subsidiaries; (iii) instruments for credit or money borrowed (including, without limitation, any indentures, guarantees, loan agreements, sale and leaseback agreements, or purchase money obligations incurred in connection with the acquisition of property other than in the ordinary course of business) involving individually or in the aggregate in excess of $100,000; (iv) underwriting, purchase, liquidation or similar Contracts entered into in connection with the Company, CISAC or any of their respective subsidiaries' currently existing indebtedness; (v) Contracts for material acquisitions or dispositions (by merger, purchase, liquidation or sale of assets or stock or otherwise) of assets entered into within the last 3 years (other than in the ordinary course of business), as to which the transactions contemplated have been consummated or are currently pending; (vi) joint venture, strategic alliance or similar partnership Contracts; (vii) material merchandising and distribution Contracts; (viii) Contracts granting any Person or other entity registration rights; (ix) guarantees, suretyships, indemnification and contribution Contracts, involving individually or in the aggregate in excess of $100,000; (x) Contracts regarding the use, license or other disposition of intellectual property; (xi) material franchise Contracts; (xii) Contracts regarding the purchase of supplies, equipment, materials or components greater than $250,000 (other than purchase orders); (xiii) Contracts for the sale of products to any of the Key Companies, as defined in SECTION 2.2(bb); (xiv) Contracts restricting competition; (xv) material Contracts with any governmental or quasi-governmental entity; (xvi) existing leases of real or personal property and material Contracts to purchase or sell real property; (xvii) Contracts relating to the agreement of the Stockholders to appoint and empower the Stockholders' Representative; and (xviii) other Contracts which materially affect the business, properties or assets of the Company, CISAC and their respective subsidiaries taken as a whole, and are not otherwise disclosed in this Agreement or which were entered into other than in the ordinary course of business on a basis consistent with past practice. Except as set forth on SECTION 2.2(m) of the Company Disclosure Schedule, a true and complete copy (including all amendments) of each Company Listed Agreement, or a summary of each oral contract, has been made available to the Buyer. None of the Company, CISAC or any of their respective subsidiaries (i) is in breach or default in any material respect under any of the Company Listed Agreements or (ii) has any Knowledge of any other material breach or default under any Company Listed Agreement by any other party thereto or by any other Person bound thereby. Except as set forth in the Company Schedules, there is no agreement, judgment, injunction, order or decree binding upon the Company, CISAC or their respective subsidiaries or their properties (including, without limitation, their intellectual properties) which has or could reasonably be expected to have (a) the effect of prohibiting or materially impairing any material acquisition of property by the Company, CISAC or any of their respective subsidiaries or the conduct of the business by the Company or any of their respective subsidiaries or (b) a Material Adverse Effect. Except as provided for herein, at the Closing, no Person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause the Company or CISAC to appoint a Person as, a director of the Company, CISAC, or any of their respective subsidiaries.

                  (n) ACCOUNTING MATTERS. None of the Stockholders, the Company, CISAC or any of their respective Affiliates, has taken or agreed to take any action that would prevent the Buyer from accounting for the stock purchase to be effected by this Agreement as an asset purchase under Section 338(h)(10) of the Code or any applicable state or local law. Neither the Company nor CISAC has failed to bring to the attention of Buyer any actions, agreements or understandings, whether written or oral, that would be reasonably likely to prevent Buyer from accounting for the stock purchase as described in the immediately preceding sentence. Buyer and the Stockholders shall report the purchase and sale of the stock of the Company and CISAC consistent with the Section 338(h)(10) Election and any corresponding state or local elections, and shall take no position contrary thereto or inconsistent therewith in any tax return, or in any discussion with or any proceeding before any taxing authority or any other governmental authority or otherwise.

                  (o) UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the Knowledge of the Company or CISAC, none of the Company, CISAC or any of their respective subsidiaries nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company, CISAC or their respective subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

                  (p) ENVIRONMENTAL MATTERS. Except as disclosed on SECTION 2.2(p) of the Company Disclosure Schedule, (i) the Company, CISAC and their respective subsidiaries and the operations, assets and properties thereof are in material compliance with all applicable Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or threatened against the Company, CISAC or their respective subsidiaries of the Company or CISAC alleging the violation of any Environmental Law and none of the Company, CISAC or their respective subsidiaries has received notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company, CISAC or their respective subsidiaries or any real property currently owned, operated or leased or, to the Knowledge of the Company, CISAC or their respective subsidiaries previously owned, operated or leased by the Company, CISAC or their respective subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) neither the Company nor CISAC has not ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law; and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by the Company or CISAC or, to the Knowledge of the Company, CISAC or their respective subsidiaries previously owned, operated or lease by the Company or CISAC in a manner that could create any Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank).

                  (q) TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES.

                           (i) The Company, CISAC and their respective
                  subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property shown on the most recent Company Financial Statement or acquired after the date thereof. Except as set forth on SECTION 2.2(q) of the Company Disclosure Schedule, none of the property owned or used by the Company, CISAC or any of their respective subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. There has not been, since December 31, 1999, any sale, lease, or any other disposition or distribution by the Company or CISAC of any of its material assets or properties, now owned or hereafter acquired, except transactions in the ordinary and regular course of business.

                           (ii) The Company or CISAC has delivered, or made
                  available, to Buyer true, correct and complete copies of all material leases, subleases, rental agreements, Contracts of sale, tenancies or licenses related to any of the real or personal property used by the Company, CISAC or any of their respective subsidiaries in their respective businesses. None of the Company, CISAC or any of their respective subsidiaries has received written notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

                           (iii) All buildings, machinery and equipment of the
                  Company, CISAC and any of their respective subsidiaries necessary to conduct the business of the Company and CISAC as presently conducted are in good condition, working order and repair, normal wear and tear and excepted, and adequate for the uses to which they are being put, have been appropriately maintained, conform in all material respects with all applicable ordinances, regulations and zoning, safety or other laws, and, to the Knowledge of the Company or CISAC, do not encroach on property of others. As of the date hereof, none of the Company, CISAC or any of their respective subsidiaries has received written notice of, or otherwise have Knowledge of, any pending or threatened change of any such ordinance, regulation or zoning, safety or other law and there is no pending or, to the Knowledge of the Company or CISAC, threatened condemnation of any such property.

                  (r) INVENTORIES. All inventories of finished goods and work in process of the Company, CISAC and their respective subsidiaries are as of the date hereof, and those existing at the Closing will be good and merchantable and of a quality and quantity saleable in the ordinary course of the business of the Company, CISAC and their respective subsidiaries in accordance with past practice at prevailing market prices without discounts, except for inventory fully and adequately reserved against in the Company Financial Statements. All inventories of raw materials are of a quality and quantity useable in the ordinary course of business of the Company, CISAC and their respective subsidiaries in accordance with past practice. The Company's and CISAC's purchase commitments for raw materials and parts are not in excess of normal requirements, and none are at prices materially in excess of current market prices and no inventory items have been sold or disposed of except through sales in the ordinary course of business and consistent with past practice at prices no less than prevailing market prices, and in no event less than cost.

                  (s) ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND PURCHASE ORDERS. The Company's and CISAC's accounts receivable have arisen in bona-fide arms length transactions in the ordinary course of business and represent valid and binding obligations of the account debtors and will be collected on or before December 31, 2000, or are fully and adequately reserved against in the Company Financial Statements. No account debtors are disputing, or, to the Knowledge of the Company and CISAC, have threatened to dispute the validity or amount of any account receivable. To the extent required under GAAP, the Company's and CISAC's accounts payable reflect all amounts owed by the Company and CISAC, respectively, in respect of trade accounts due and other payables and the actual liability of the Company and CISAC in respect of such obligations is reflected on the Company Financial Statements. All purchase orders and similar documents relating to orders for the Company's products or services have arisen in bona-fide arms-length transactions in the ordinary course of business and other than as set forth on SECTION 2.2(s) of the Company Disclosure Schedule represent valid orders for such goods and services in all material respects. No purchase order or similar documents relating to orders for the Company's products or services has been cancelled or modified to the detriment of the Company, CISAC or any of their respective subsidiaries, or, to the Knowledge of the Company and CISAC, are threatened to be so cancelled or modified.

                  (t) LABOR AND EMPLOYEE RELATIONS.

                           (i) Except as disclosed on SECTION 2.2(t) of the
                  Company Disclosure Schedule, the Company is not a party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other agreement providing for payments or benefits or the acceleration of payments or benefits upon the change of control of the Company or CISAC (including, without limitation, any contract to which the Company or CISAC is a party involving employees of the Company or CISAC).

                           (ii) (A) None of the employees of the Company, CISAC
                  or any of their respective subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company, CISAC or any of their respective subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company, CISAC or any of their respective subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the Knowledge of the Company or CISAC, there is no active or current union organization activity involving the employees of the Company, CISAC or any of their respective subsidiaries, nor has there ever been union representation involving employees of the Company, CISAC or any of their respective subsidiaries.

                           (iii) Except as disclosed in SECTION 2.2(t) of the
                  Company Disclosure Schedule, there are no complaints against the Company, CISAC or any of their respective subsidiaries pending or, to the Knowledge of the Company or CISAC, overtly threatened before the National Labor Relations Board or any similar foreign, state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar foreign, state or local agency, or before any other governmental agency or entity by or on behalf of any employee or former employee of the Company, CISAC or any of their respective subsidiaries.

                           (iv) Neither the Company, CISAC nor any of their
                  respective subsidiaries have any material contingent liability for severance pay or similar items. Except as disclosed in
                  SECTION 2.2(t) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law.

                           (v) The Company and CISAC have provided to Buyer a
                  description of all written and other material employment policies under which the Company, CISAC and each of their respective subsidiaries has operated.

                           (vi) The Company, CISAC and each of their respective
                  subsidiaries is in compliance in all material respects with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination.

                           (vii) To the Knowledge of the Company or CISAC, no
                  executive or group of employees has any plans to terminate his or her employment with the Company, CISAC or any of their respective subsidiaries.

                  (u) PERMITS. The Company, CISAC and each of their respective subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not, individually or in the aggregate, have a Material Adverse Effect. All such material licenses, permits, registrations, orders, authorizations, approvals and franchises are listed in SECTION 2.2(u) of the Company Disclosure Schedule and are now, and will be at the Closing, valid and in full force and effect, and Buyer shall have full benefit of the same, except where the failure to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company, CISAC nor any of their respective subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise.

                  (v) WARRANTY OR OTHER CLAIMS. No product manufactured, sold, leased or delivered by the Company, CISAC or any of their respective subsidiaries is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which have been provided to Buyer. There are no existing or, to the Knowledge of the Company or CISAC, threatened claims or any facts upon which a claim could be based, against the Company, CISAC or any of their respective subsidiaries for services or merchandise which are defective or fail to meet any service or product warranties which would, individually or in the aggregate, have a Material Adverse Effect. No claim has been asserted against the Company, CISAC or any of their respective subsidiaries for renegotiation or price redetermination of any business transaction with any of the Key Companies, and the Company or CISAC has no Knowledge of any facts upon which any such claim could be based.

                  (w) POWERS OF ATTORNEY. To the Knowledge of the Company or CISAC, neither the Company, CISAC nor any of their respective subsidiaries has granted any outstanding powers of attorney or similar powers of agency.

                  (x) INSURANCE. SECTION 2.2(x) of the Company Disclosure Schedule lists all insurance policies in force covering the businesses, properties and assets of the Company, CISAC and their respective subsidiaries and all material outstanding claims against such policies. All such policies are currently in effect, and neither the Company, CISAC nor any of their respective subsidiaries has received notice of cancellation or termination of, or material premium increase with respect to, of any such insurance in effect on the date hereof or within the past 2 years. All such policies are issued by an insurer that is financially sound and reputable and provide reasonably adequate insurance coverage for the assets and operations of the Company, CISAC or their respective subsidiaries for all risks customarily insured against by a Person or entity engaged in a similar businesses as the Company, CISAC and their respective subsidiaries.

                  (y) CORPORATE BOOKS AND RECORDS. The minute books and stock ledgers of the Company and CISAC, copies of which have been made available for inspection by Buyer, accurately record all material action taken by the Company's and CISAC's stockholders, boards of directors and committees thereof and are complete in all material respects.

                  (z) TRANSACTIONS WITH AFFILIATES. Except as disclosed on
         SECTION 2.2(z) of the Company Disclosure Schedule, each of the Company and CISAC is not a party to any Affiliate transactions through the date of this Agreement and has no existing commitments to engage in any Affiliate transactions in the future.

                  (aa) NO INVESTMENTS OR SUBSIDIES. Except as set forth in
         SECTION 2.2(aa) of the Company Disclosure Schedule, none of the Company, CISAC or their respective subsidiaries have any obligation to make or continue any investment in any Person or to make or continue any subsidy of any Person in whatever form.

                  (bb) CERTAIN CUSTOMERS AND SUPPLIERS. SECTION 2.2(bb) of the Company Disclosure Schedule lists the top 10 customers and suppliers of the Company and CISAC (collectively, the "KEY COMPANIES"). To the Knowledge of the Company, CISAC or any of their respective subsidiaries, none of the Key Companies intend to, have overtly threatened to executive officers of the Company, or are reasonably likely to, as a result of this Agreement, or the transactions contemplated hereby, modify its relationship or other agreement with the Company or CISAC in a manner that would result in a Material Adverse Effect.

         2.3      REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

                  (a) As an inducement to Buyer to enter into this Agreement, the Stockholders each individually hereby represent and warrant to Buyer that:

                  (b) SHARES. The Stockholders have legal title to and own of record an aggregate of 4310.500007 shares of Company Stock and an aggregate of 200 shares of CISAC Stock representing all of the issued and outstanding Company Stock and CISAC Stock, free and clear of Liens or any other restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and state securities laws). EXHIBIT A is a true and accurate list of each of the Stockholders, the number of shares of Company Stock and CISAC Stock held by each Stockholder and the percentage ownership of the Company and CISAC represented by such shares of Company Stock and CISAC Stock.

                  (c) CAPACITY. The individual, non-trust Stockholders as set forth in EXHIBIT A have full right, capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholders, and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and legally binding agreement of such Stockholders, enforceable against such Stockholders in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general equitable principles.

                  (d) TRUSTEES. EXHIBIT A is a true and accurate list of the names and addresses of the Trustees and the name of each trust with respect to which the trustee acts as trustee. Each trust is eligible to be a stockholder of an S-corporation, and has been eligible from the time the Company and CISAC made such election. None of the trusts has taken any action which would result in such trust failing to be an eligible S-corporation stockholder. Each trustee: (i) is a trustee of the trust described with the reference to the trustee on EXHIBIT A, (ii) has the power and authority to act on behalf of the respective trust and to execute, deliver and perform the obligations of the respective trust under this Agreement and the transactions contemplated hereby, and the exercise of power and authority of each trustee is proper, consistent and complies, in all material respects, with the terms of the respective trust for which each trustee acts as trustee and is in the best interests of the beneficiaries of such trust, and does not constitute a breach of the respective trust, either under its terms or under applicable law. Trustee has the authority and power under the terms of the trust agreement of each Stockholder and applicable law to make the warranties, representations, covenants and indemnities made in this Agreement and any certificate, document, or agreement delivered pursuant to this Agreement.

                  (e) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by any of the Stockholders nor the consummation by any of the Stockholders of the transactions contemplated hereby will (i) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not adversely affect the ability of any of the Stockholders to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any trust agreement, indenture, note, license, lease, agreement or other instrument or obligation to which any of the Stockholders or any of their respective assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not materially and adversely affect the ability of any of the Stockholders to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would materially and adversely affect the ability of any of the Stockholders to consummate the transactions contemplated hereby; or (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this SECTION 2.3(e) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Stockholders or to any of their respective assets, except for violations which would not materially and adversely affect the ability of any of the Stockholders to consummate the transactions contemplated hereby.

                  (f) LITIGATION. Except as disclosed in Company Disclosure
         Schedule:

                           (i) there are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Stockholders, threatened against any of the Stockholders, relating to the Company or CISAC;

                           (ii) there are not facts or circumstances known to any of the Stockholders that could reasonably be expected to give rise to any action, suit, investigation or proceedings which if adversely determined would have a Material Adverse Effect on the Company or CISAC; and

                           (iii) there are no orders, writs, injunctions or
                  decrees outstanding against any of the Stockholders relating to the Company or CISAC.

                  (g) NO TRANSFER. There are no outstanding subscriptions, options, calls, Contracts, commitments, undertakings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement to deliver or sell, or cause to be delivered or sold, shares of Company Stock or CISAC Stock owned by the Stockholders or obligating any of the Stockholders to grant, extend or enter into any such agreement or commitment or obligating any of the Stockholders to convey or transfer any Company Stock or CISAC Stock. Except as disclosed on SECTION 2.2(g) of the Company Disclosure Schedule, as of the Closing Date, there will be no voting trusts, proxies or other agreements or understandings to which any of the Stockholders are a party or are bound with respect to the voting of any shares of capital stock or other equity interests of the Company, CISAC or their respective subsidiaries.

                  (h) STOCKHOLDER BROKERAGE. Except for Fleet, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement or arrangement made by or on behalf of any of the Stockholders.

                                  ARTICLE III

                       ADDITIONAL COVENANTS AND AGREEMENTS

         3.1      CONDUCT OF BUSINESS.

                  (a) The Company and CISAC each covenant and agree that, during the period from the date of this Agreement to the Closing (unless the Parties shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company and CISAC each will, and will cause each of their subsidiaries to, conduct their operations according to their ordinary and usual course of business consistent with past practice and seek to preserve intact their current business organizations, use their best efforts to keep available the service of its current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that goodwill and ongoing businesses shall be unimpaired at the Closing.

                  (b) Without limiting the generality of the foregoing, and except as otherwise permitted in SECTIONS 1.4 and 1.5 this Agreement, prior to the Closing, none of the Company, CISAC or any of their respective subsidiaries will, without the prior written consent of Buyer, take any action described in SECTION 2.2(h) or authorize, recommend, propose or announce an intention to do any such action, or enter into any contract, agreement, commitment or arrangement to do any such action.

                  (c) Between the date hereof and the Closing, except as contemplated herein, the Company, CISAC and their respective subsidiaries shall not (without the prior written consent of the Buyer): (A) grant any increases in the compensation of any of their directors or officers and, except in the ordinary course of business and in accordance with its customary past practices, grant increases to any key employees; (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or key employee, whether past or present; (C) enter into any new or amend any existing employment or severance agreement with any such director, officer or key employee; or (D) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder.

         3.2      NO SOLICITATION.

                  (a) From and after the date of this Agreement until first to occur of (i) the Closing, (ii) termination of this Agreement in accordance with its terms or (iii) April 30, 2000, the Stockholders, the Company, CISAC and their respective subsidiaries will not, and will not permit their respective directors, officers, investment bankers and Affiliates to, and will use their best efforts to cause their respective employees, representatives and other agents not to, directly or indirectly, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. The Stockholders, Company and
         CISAC will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  (b) The Company will (i) notify Buyer within 48 hours if any Acquisition Proposal is made with respect to the Company or CISAC and
         (ii) within 48 hours communicate to Buyer the principal terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry (and will disclose any written materials received by the Company or CISAC in connection with such Acquisition Proposal, potential Acquisition Proposal or inquiry and the identity of the party making such Acquisition Proposal, potential Acquisition Proposal or inquiry).

                  (c) Except as set forth herein, neither the Board of Directors of the Company or CISAC nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal.

         3.3      [Reserved].

         3.4 ACCESS TO INFORMATION. Upon reasonable notice, the Company and CISAC shall (and shall cause each of their subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Buyer (the "AUTHORIZED REPRESENTATIVES") reasonable access, during normal business hours throughout the period prior to the Closing, to their properties, assets, books and records and, during such period, shall (and shall cause each of their subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of this Agreement, provided that no investigation pursuant to this SECTION 3.4 shall affect or be deemed to modify any of the representations or warranties made by the Parties. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this SECTION 3.4 in strict compliance with the terms of that certain Non-Disclosure Agreement between the Company and Buyer, dated November 19, 1999, as amended by that certain letter of intent, entered by and between the Company, CISAC, Alfred Petteruti, Robert Petteruti and Steven Petteruti and Buyer, dated February 17, 2000 (collectively, the "CONFIDENTIALITY AGREEMENT").

         3.5 PUBLICITY. Any proposed press release or public announcement pertaining to the transactions contemplated hereby shall be made by Buyer, which will provide the text of any such press release or public announcement to the Stockholders' Representative in advance of such release or announcement for the approval of the Stockholders' Representative, which approval will not be unreasonably withheld or delayed.

         3.6 MAINTENANCE OF INSURANCE. Between the date hereof and through the Closing each of the Company and CISAC will maintain in full force and effect all of their presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

         3.7 REPRESENTATIONS AND WARRANTIES. Neither Buyer, on the one hand, nor the Company, CISAC or the Stockholders, on the other, will take any action that would cause any of their respective representations and warranties set forth in
SECTION 2.1, 2.2 or 2.3, as the case may be, not to be true and correct in all material respects at and as of the Closing.

         3.8 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Parties shall: (a) make any required submissions following their initial filing under the HSR Act; (b) cooperate in the preparation of such submissions under the HSR Act; and (c) use best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

         3.9 NOTIFICATION OF CERTAIN MATTERS. Each of CISAC and the Company shall give prompt notice to the Buyer of: (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of their respective subsidiaries subsequent to the date of this Agreement and prior to the Closing, under any contract with or relating to any of the Key Companies or otherwise listed on SECTION 2.2(h) of the Company Disclosure Schedule; (b) any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; or (c) any Material Adverse Change.

         3.10 EMPLOYMENT AGREEMENTS. As of the date hereof, each of Alfred Petteruti, Robert Petteruti and Steven Petteruti shall enter into an employment agreement with the Company in the forms attached hereto as EXHIBITS C-1, C-2 and C-3, respectively, which agreements shall be effective as of the Closing.

         3.11 TAX MATTERS.

              (a) SECTION 338(h)(10) ELECTION.

                  (i) The Stockholders and Buyer shall make a timely Section 338(h)(10) Election with respect to the purchase and sale of the

         Company Stock and the CISAC Stock and any corresponding election under any applicable state or local law. Stockholders' Representative and Buyer shall be jointly responsible for preparing and timely filing any forms used to make a Section 338(h)(10) Election. Such forms shall be filed timely following the final determination of the Purchase Price, assumed liabilities, and other relevant items pursuant to SECTIONS 1.4 AND 1.5. The Stockholders shall sign at or prior to the Closing all federal and state forms used to make a Section 338(h)(10) Election requiring their signature, which forms shall be held in escrow by Katten Muchin Zavis until allocation of the Purchase Price is completed pursuant to this SECTION 3.11 and thereafter filed by Buyer and the Stockholders' Representative as described in the preceding sentence. The Stockholders hereby authorize the Stockholders' Representative to prepare the Section 338(h)(10) Election as the authorized representative of the Company, CISAC and the Stockholders.

                  (ii) The Stockholders shall pay any federal, state and local income tax attributable to the making of a Section 338(h)(10) Election.

                  (iii) Promptly after the Closing Date, the Stockholders shall provide to Buyer any information (including Tax elections made by or on behalf to he Company) reasonably requested by Buyer in connection with its filing of a Section 338(h)(10) Election.

                  (iv) The Purchase Price, the assumed liabilities and other relevant items shall be allocated among the Company's and CISAC's respective assets as determined by Buyer in accordance with the Treasury Regulations promulgated under Section 338 of the Code. Buyer shall deliver a schedule setting forth the fair market value of the assets and such allocation within 60 days after the Closing Date, and such allocation shall become final upon the Stockholders' Representative's written approval thereof; PROVIDED, THAT, if Buyer and the Stockholders' Representative are unable to agree on such allocation, Buyer and the Stockholders' Representative thereafter shall negotiate in good faith to resolve any such disagreements. If Buyer and the Stockholders' Representative are unable to resolve any such disagreements within 20 days after Buyer submits such allocation to the Stockholders' Representative, Buyer and the Stockholders' Representative shall submit any dispute regarding the amount of the purchase price to be allocated to the Company's assets to the Stockholders' Equity Arbitrator for resolution with the costs, fees and expenses therefor being borne equally by Buyer and the Stockholders' Representative. A final resolution by the Stockholders' Equity Arbitrator shall be binding on the Parties. Buyer and the Stockholders' Representative shall file any Tax Returns and any other governmental filings on a basis consistent with such allocation of fair market value.

                  (b) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Stockholders' Representative, with such assistance from the Company and CISAC, as applicable, as is necessary, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and CISAC, as applicable, for all periods ending on or prior to the Closing Date. Such Tax Returns shall include the gain or loss resulting from the Section 338(h)(10) Election (and any corresponding election under state or local law) and otherwise be prepared in accordance with the procedures and accounting principles reflected in the Company Financial Statements for the year ended December 31, 1999. Buyer shall have the right to review and consent to (which consent shall not be unreasonably withheld) such Tax Returns prior to their filing.

                  (c) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Company and CISAC, as applicable, for Tax periods which begin before the Closing Date and end after the Closing Date ("STRADDLE TAX Returns"). Any Straddle Tax Return shall be prepared in accordance with past practice and applicable law. The Stockholders' Representative shall have the right to review and consent to (which not be unreasonably withheld) any Straddle Tax Return. With respect to any Tax Return described in SECTION 3.11(b) or any Straddle Tax Return described in SECTION 3.11(c), if Buyer or the Stockholders' Representative, as the case may be, does not approve of any such return, such disputes shall be submitted for resolution to the Stockholders' Equity Arbitrator after the procedures in SECTION 3.11(a)(IV) have been followed.

                  (d) COOPERATION ON TAX MATTERS.

                           (i) Buyer, the Company, CISAC and the Stockholders
                  shall fully cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this SECTION 3.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the execution and delivery of such powers of attorney and other such documents to carry out the intent of this Section. The Company, CISAC, Buyer and the Stockholders agree to retain all books and records with respect to Tax matters pertinent to the Company and CISAC relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Stockholders' Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

                           (ii) Buyer shall have the right to participate in any
                  Tax proceeding related to a pre-Closing Tax year of the Company or CISAC which may have the effect of increasing Buyer's, the Company's or CISAC's Tax liability for any Tax period ending after the Closing, and the Stockholders shall not settle or compromise any such proceeding without Buyer's prior written consent which shall not be unreasonably withheld.

                           (iii) Buyer and the Stockholders further agree, upon
                  request, to use reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (iv) The Stockholders may not make or change any
                  election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or CISAC, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission for Tax periods ending on or prior to the Closing Date would have the effect of increasing the Tax liability or decreasing any Tax asset of the Company, CISAC, Buyer or any Affiliate of Buyer, with respect to any Tax period beginning after the Closing Date without Buyer's consent. The Shareholders shall notify Buyer of any consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or CISAC within 15 days of making such consent or waiver.

                  (e) TAX SHARING AGREEMENTS. All tax-sharing agreements or similar agreements with respect to or involving the Company or CISAC shall be terminated as of the Closing Date and, after the Closing Date, the Company or CISAC shall not be bound thereby nor shall either of them have any liability thereunder.

         3.12     INDEMNIFICATION.

                  (a) INDEMNIFICATION BY THE STOCKHOLDERS. Subject to the terms hereof, from and after the Closing, Stockholders agree to jointly and severally indemnify, defend and save Buyer and its Affiliates and Plan Affiliates, and each of its respective officers, directors, employees, agents, Employee Benefit Plans, and fiduciaries, plan administrators or other parties dealing with any such plans (each, a "BUYER

         INDEMNIFIED PARTY"), forever harmless from and against, and to pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for (in either case within 10 Business Days of its receipt of notice in accordance with the terms of this Article from any Buyer Indemnified Party), any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or reasonable costs or expenses of any and all reasonable investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "LOSSES") actually sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

                           (i) any misrepresentation or breach of a
                  representation or warranty made in this Agreement by any of the Stockholders, or non-compliance with or breach by any of the Stockholders of any of the covenants or agreements contained in this Agreement to be performed by the Stockholders or any of their respective Affiliates;

                           (ii) any action, demand, proceeding, investigation or
                  claim (whenever made) by Jerry M. Rhoads, his wife and their respective successors and assigns against or affecting Zebra, the Company, CISAC or any of their respective subsidiaries;

                           (iii) any Tax liability of the Company, CISAC or the
                  Stockholders with respect to any Tax period or a portion of any Tax period ending on or prior to the Closing Date whether or not disclosed in this Agreement or the Company Disclosure Schedule;

                           (iv) any violations of or obligations under
                  Environmental Laws relating to acts, omissions, circumstances or conditions to the extent existing or arising on or prior to the Closing Date whether or not disclosed in this Agreement or the Company Disclosure Schedule;

                           (v) any action, demand, proceeding, investigation or
                  claim (whenever made) by any third party (including governmental agencies) against or affecting Buyer or its Affiliates which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants contained in the Agreement of the Stockholders;

                           (vi) any claim for payment of fees and/or expenses as
                  a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and the Stockholders; or

                           (vii) any action, demand, proceeding, investigation
                  or claim (whenever made) by any of Frances Petteruti, Richard Petteruti, Milan Novakovic and Suzanna Novakovic against or affecting Buyer or its Affiliates relating to any insurance providers' denial of, or any failure to pay, claims made by such Persons or any increase in premiums paid by Buyer and its Affiliates to insurance providers resulting from or relating to insurance claims made by such Persons.

         (b) INDEMNIFICATION BY BUYER. Subject to the terms hereof, from and after the Closing, Buyer agrees to indemnify, defend and save the Stockholders and their respective Affiliates, and their respective employees, trustees, agents, representatives, heirs and executors (each, a "STOCKHOLDER INDEMNIFIED Party") harmless from and against, and to pay to a Stockholder Indemnified Party or reimburse a Stockholder Indemnified Party for (in either case within 10 Business Days of its receipt of notice in accordance to the terms of this Article from any Stockholder Indemnified Party), any and all Losses actually sustained or incurred by any Stockholder Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

                  (i) any misrepresentation or breach of a representation or warranty made in the Agreement by Buyer, or non-compliance with or breach by Buyer of any of the covenants or agreements contained in the Agreement to be performed by Buyer or any of its Affiliates;

                  (ii) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including governmental agencies) against or affecting the Stockholders which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants in the Agreement of Buyer;

                  (iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Buyer; or

                  (iv) the amount of any ordinary income taxes actually paid by the Stockholders in excess of capital gain taxes otherwise payable by the Stockholders, which excess results from the allocation of Purchase Price to the fixed assets, intangibles and inventory of the Company or CISAC in connection with the Section 338(h)(10) Election.

         (c) INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS. In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an "INDEMNIFIED PARTY") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a "THIRD PARTY CLAIM") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "INDEMNIFYING PARTY"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within 60 days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "DEFENSE NOTICE") within 30 days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("DEFENSE COUNSEL"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; PROVIDED, HOWEVER, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within 10 days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval. If Parties still fail to agree on Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel.

                  (i) In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

                  (ii) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                  (iii) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or
         (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

                  (iv) The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets or condition (financial or otherwise) of the Indemnified Party (and the cost of such defense shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder).

                  (v) If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this
         SECTION 3.12, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 15 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such 15-day period.

                  (vi) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

         (d) FAILURE TO GIVE TIMELY NOTICE. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in SECTION 3.12 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

         (e) SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; TIME LIMITS ON INDEMNIFICATION OBLIGATIONS. Notwithstanding any right of Buyer to fully investigate the affairs of the Company, CISAC and their respective subsidiaries, and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Company, CISAC and the Stockholders contained in this Agreement or in any certificate delivered pursuant to any of the foregoing. All representations, warranties, covenants and agreements contained in this Agreement, including any right to indemnification, shall survive the Closing Date and remain in effect for a period of 15 months after the Closing Date, at which time such provisions will terminate, except that with respect to claims for indemnification based upon, arising out of or otherwise in respect of any inaccuracy or omission in or any breach of any representation or warranty of the Stockholders contained in SECTIONS 2.2(a), (b), (c), (j), (k) and (p), such representations and warranties which could give rise to claims against Buyer shall survive until the date that all such claims are barred by all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof); PROVIDED, THAT claims for which the party asserting such claim shall have given notice on or prior to the expiration of the applicable survival period, shall survive until the resolution of all such claims.

         (f) RIGHT OF OFFSET. If the Stockholders are the Indemnifying Party and fail to make any payment as contemplated by this ARTICLE 3, or shall fail to make any payment when due under the terms of any of the Agreement then, Buyer may elect to (i) offset such amount against any amount due and owing by Buyer to Stockholders pursuant to the terms of any of the Agreement or (ii) to recover a portion of the Purchase Price held pursuant to the Escrow Agreement, if any, equal to the amount of any Loss. Any Loss arising from a breach of the Company's CISAC's or the Stockholders' representations at SECTIONS 2.2 and 2.3 shall be treated for all purposes, including reporting purposes, as a purchase price adjustment.

         (g) LIMITATION. No amounts of indemnity shall be payable as a result of any claim arising under SECTION 3.12(a) in respect of a misrepresentation or breach of warranty by the Stockholders unless and until the Buyer Indemnified Parties have suffered, incurred, sustained or become subject to Losses in excess of $750,000 in the aggregate, in which event the Indemnified Parties shall be entitled to seek indemnity from Stockholders for the full amount of such Losses, provided that this paragraph (g) shall not apply to a misrepresentation or breach of warranty by Stockholders contained in SECTIONS 2.2(a), (b), (c), (j),
(k) and (p).

         3.13 [Reserved].

         3.14 PHYSICAL INVENTORY. On April 1 and 2, 2000, the Company and CISAC shall conduct a complete physical inventory of all inventory included in the Company Financial Statements, wherever held and shall allow Buyer and its Authorized Representatives to observe such physical inventory, conduct audits and test counts at such physical inventory and compare to the Company's counts and perpetual inventory records. Procedures and times of the physical inventory shall be established by the Company, CISAC and their respective subsidiaries, and must be reasonably satisfactory in form and substance to Buyer. The results of such physical inventory shall be included in the Closing Date Stockholders' Equity Computation.

                                   ARTICLE IV

                                   CONDITIONS

         4.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by each of the Parties that no writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against the Stockholders, the Company, CISAC, Buyer or their respective subsidiaries which prohibits the consummation of the transactions contemplated hereby.

         4.2 CONDITIONS TO THE OBLIGATIONS OF THE STOCKHOLDERS. The obligations of the Stockholders to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in writing, in whole or in part by the Stockholders' Representative to the extent permitted by applicable law:

                  (a) Buyer shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in SECTION 2.1(c) that are reasonably deemed necessary by the Stockholders, upon advice of counsel, to consummate the transactions contemplated hereby;

                  (b) the representations and warranties of Buyer set forth in
         SECTION 2.1 shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) as of the Closing, with the same force and effect as if made on and as of the Closing;

                  (c) Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                  (d) Buyer shall have delivered to the Company a certificate substantially in the form of attached EXHIBIT D, to the effect that each of the conditions specified in SECTION 4.1 and SECTION 4.2(a),
         (b), (c) and (e) are satisfied in all respects;

                  (e) no action, suit or proceeding shall be pending or threatened before any governmental entity or authority wherein an unfavorable judgment, order, decree, stipulation or injunction would
         (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                  (f) all necessary filings with regulatory authorities shall have been made and all waiting periods shall have expired; and

                  (g) all actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company and its counsel.

         4.3 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in writing, in whole or in part by Buyer to the extent permitted by applicable law:

                  (a) CISAC, the Company and their respective subsidiaries shall have obtained all of the waivers, permits, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in SECTION 2.2(e) and obtained all of the consents set forth on SECTION 4.3(a) of the Company Disclosure Schedule, to provide for the continuation of the business as presently conducted and all material agreements and to consummate the transactions contemplated hereby;

                  (b) the representations and warranties of the Company and CISAC and the Stockholders set forth in SECTIONS 2.2 and SECTION 2.3, respectively, shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) as of the Closing;

                  (c) CISAC, the Company and their respective subsidiaries shall have performed or complied with in all material respects the agreements and covenants required to be performed or complied with by them under this Agreement as of or prior to the Closing;

                  (d) the Company, CISAC and the Stockholders' Representative (on behalf of the Stockholders) shall each have delivered to Buyer a certificate substantially in the form of attached EXHIBIT E, to the effect that each of the conditions specified in SECTION 4.1 and SECTION 4.3(a), (b), (c), and (e) is satisfied in all respects;

                  (e) no action, suit or proceeding shall be pending or threatened before any governmental entity or authority wherein an unfavorable judgment, order, decree, stipulation or injunction would
         (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Buyer to own, operate or control any of the assets and operations of the Company, CISAC and their respective subsidiaries following completion of the transactions contemplated hereby, except as would not adversely affect Buyer's ability to carry on the business of the Company, CISAC and their respective subsidiaries substantially in the manner currently conducted and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (f) all necessary filings with regulatory authorities shall have been made and all waiting periods shall have expired;

                  (g) Buyer shall have received an opinion, dated the Closing Date, of Edwards & Angell, LLP with respect to the matters set forth in attached EXHIBIT H and in form and substance reasonably satisfactory to Buyer and its counsel;

                  (h) the Stockholders shall have tendered certificates representing all of the outstanding Company Stock and CISAC Stock, accompanied by duly executed stock powers, endorsed in blank, on the Closing Date;

                  (i) Alfred Petteruti, Robert Petteruti and Steven Petteruti shall each have entered into and delivered to Buyer an Employment Agreement in the form attached as EXHIBITS C-1, C-2 and C-3, respectively;

                  (j) each of the Stockholders shall have signed and delivered to Katten Muchin Zavis an executed copy of Internal Revenue Service Form 8023 as required by SECTION 3.11 which will be completed as soon as purchase price allocation information is available;

                  (k) the Company, CISAC and the Stockholders, as applicable, shall have delivered to Buyer each of the following:

                           (i) certified copies of (a) the resolutions duly
                  adopted by the Company's and CISAC's stockholders and Boards of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby and ratifying all past actions of the officers and directors of the Company and CISAC and electing and appointing officers and directors of the Company and CISAC, together with a good standing certificate issued by the Rhode Island Secretary of State for each of the Company and CISAC issued not later than 10 days prior to the Closing Date and (b) the Company's, CISAC's and their respective subsidiaries' Articles of Incorporation and By-Laws (or similar organizational documents);

                           (ii) resignation letters of each of the directors of
                  the Company and CISAC and of the officers of the Company and CISAC (except as contemplated by SECTION 4.3(i));

                           (iii) the Company's, CISAC's minute books containing
                  records of meetings of the stockholders and Boards of Directors, the stock certificate books and the stock record books of the Company and CISAC;

                           (iv) copies of all necessary governmental and third
                  party consents, approvals, releases and filings required in order for the Company, CISAC and the Stockholders to effect the transactions contemplated by this Agreement and the other agreements contemplated hereby, including, without limitation, the consents set forth on SECTION 4.3(k) of the Company Disclosure Schedule;

                           (v) such instruments of sale, transfer, assignment,
                  conveyance and delivery, in form and substance satisfactory to counsel for Buyer, as are required in order to transfer to Buyer good and marketable title to the Company Stock and the CISAC, free and clear of all Liens; and

                           (vi) such other documents or instruments as Buyer
                  reasonably and timely requests to effect the transactions contemplated hereby.

                  (l) the Company shall have, in accordance with applicable law, sold any and all capital stock of Zebra which it owned as of the date hereof, and shall not own any such stock.

                  (m) [Reserved];

                  (n) the Company and CRE Corporation shall have executed and delivered a confidential letter agreement concerning the terms of the Sublease, substantially in the form of attached EXHIBIT G, effective as of the Closing Date;

                  (o) the Stockholders shall have entered into and delivered to Buyer an Escrow Agreement in the form attached as EXHIBIT B;

                  (p) each of the Stockholders shall have entered into and delivered to Buyer a general release and covenant not to sue with respect to Buyer, the Company and CISAC in the form attached as EXHIBIT F;

                  (q) from December 31, 1999 to the Closing, there shall not have been any event or development which results in a Material Adverse Effect upon the business of the Company, CISAC or their respective subsidiaries, nor shall there have occurred any event or development which could reasonably be likely to result in a Material Adverse Effect upon the business of the Company, CISAC or their respective subsidiaries in the future;

                  (r) the Stockholders shall have paid to Buyer, or shall have caused the payment to Buyer of, an amount equal to the cost of 6 months insurance premiums and any other health care benefits costs for Frances Petteruti, Richard Petteruti, Milan Novakovic and Suzanna Novakovic; and

                  (s) all actions to be taken by the Company, CISAC and the Stockholders in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer and its counsel.

                                   ARTICLE V

                                   TERMINATION

         5.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing, by the mutual written consent of the Buyer and all of the Major Stockholders.

         5.2 TERMINATION BY EITHER ALL OF THE STOCKHOLDERS OR BUYER. This Agreement may be terminated by action of the Buyer or the Major Stockholders if:

                  (a) the Closing shall not have occurred by April 30, 2000 (provided that the right to terminate this Agreement under this SECTION 5.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

                  (b) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the completion of the transaction contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

         5.3 TERMINATION BY THE STOCKHOLDERS. This Agreement may be terminated upon written notice to Buyer at any time prior to the Closing, after the approval by the Major Stockholders, if:

                  (a) Buyer shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Buyer at or prior to such date of termination, which failure to comply has not been cured within 5 Business Days following receipt by Buyer of notice of such failure to comply; or

                  (b) any representation or warranty of Buyer contained in this Agreement shall not be true in all material respects when made or, if a representation or warranty relates to a particular date, shall not be true in all material respects as of such date (provided such breach is capable of being cured and has not been cured within 5 Business Days following receipt by Buyer of notice of the breach) or on and as of the Closing as if made on and as of the Closing.

         5.4 TERMINATION BY BUYER. This Agreement may be terminated upon written notice to the Company and the Stockholders' Representative, by action of the Buyer, if:

                  (a) the Company, CISAC or any Stockholder shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by them at or prior to such date of termination, which failure to comply has not been cured within 5 Business Days following receipt by the breaching party of notice of such failure to comply; or

                  (b) any representation or warranty of the Company, CISAC or the Stockholders contained in this Agreement shall not be true in all material respects when made or, if a representation or warranty relates to a particular date, shall not be true in all material respects as of such date (provided such breach is capable of being cured and has not been cured within 5 Business Days following receipt by the breaching party of notice of the breach) or on and as of the Closing as if made on and as of the Closing.

         5.5 EFFECT OF TERMINATION. Except as set forth in this SECTION 5.5, in the event of termination of this Agreement by either Buyer or the Company as provided in this ARTICLE V, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective Affiliates, officers, directors or stockholders and there shall be no liability on the part of any Party, except to the extent that such termination results from the breach of a Party of any of its representations or warranties, or any of its covenants or agreements, in each case, as set forth in this Agreement.

                                   ARTICLE VI

                            MISCELLANEOUS AND GENERAL

         6.1 PAYMENT OF EXPENSES. Whether or not the transactions contemplated hereby are consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         6.2 MODIFICATION OR AMENDMENT. At any time prior to the Closing, the Parties may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of Buyer or the Stockholders' Representative, as applicable.

         6.3 WAIVER OF CONDITIONS. The conditions to each of the Parties' obligations to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived, in writing, by such party in whole or in part to the extent permitted by this Agreement and applicable law.

         6.4 COUNTERPARTS. For the convenience of the Parties, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         6.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

         6.6 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by nationally recognized overnight courier), as follows:

                  (a)      If to Buyer, to:

                           Zebra Technologies Corporation
                           333 Corporate Woods Parkway
                           Vernon Hills, Illinois 60061
                           Attention:  Edward L. Kaplan
                           Facsimile:  (847) 634-2058

                           with a copy to:

                           Katten Muchin Zavis
                           525 West Monroe Street
                           Suite 1600
                           Chicago, Illinois 60661-3693
                           Attention:  Herbert S. Wander, Esq.
                           Facsimile:  (312) 902-1061

                  (b)      if to the Company, CISAC, or the Stockholders to:

                           Comtec Information Systems, Inc.
                           30 Plan Way
                           Warwick, Rhode Island   02886
                           Attention:  Robert A. Petteruti
                           Facsimile:  (401) 732-1397

                           with a copy to:

                           Edwards & Angell, LLP
                           2800 Bank Boston Plaza
                           Providence, Rhode Island   02903-2499
                           Attention:  Walter G.D. Reed, Esq.
                           Facsimile:  (401) 276-6611

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

         6.7 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, including the Disclosure Schedules and Confidentiality Agreement, (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise.

         6.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable pursuant to ARTICLE I, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; PROVIDED, HOWEVER, that the provisions of SECTION 3.12 shall inure to the benefit of and be enforceable by the Indemnified Parties.

         6.9 Certain Definitions. As used herein:

                  (a) "ACQUISITION PROPOSAL" means any proposal or actual (i) merger, consolidation or similar transaction involving the Company, CISAC or any of their subsidiaries, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company, CISAC or any of their respective subsidiaries representing 20% or more of the assets of the Company or CISAC on a consolidated basis, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of the Company or CISAC, (iv) transaction in which any Person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange
         Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding the shares of Company Stock or CISAC Stock, (v) liquidation, dissolution, or other similar type of transaction with respect to the Company, CISAC or any of their respective subsidiaries, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the transactions contemplated hereby.

                  (b) "AFFILIATE" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning 10% or more of the voting securities of a second Person shall be deemed to control that second Person.

                  (c) "AGREEMENT" means this Stock Purchase Agreement, the Buyer Disclosure Schedule, the Company Disclosure Schedule, and any agreement, document, certificate or instrument delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

                  (d) "ASSOCIATE" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of 10% or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

                  (e) "BONDS" means the bonds issued under the Indenture.

                  (f) "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the States of Rhode Island and Illinois are authorized or obligated to close.

                  (g) "BUYER SEC REPORTS" means all forms, reports and documents Buyer has filed with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder.

                  (h) "CLOSING DATE" means April 3, 2000, or such other date as Buyer and the Stockholders' Representative mutually agree.

                  (i) "COMPANY INTANGIBLE PROPERTY" means any patent, trademark, trade name, service mark, brand mark, brand name, industrial design, special protocol and copyright owned or used in, and required to be owned or used in, business by the Company, CISAC and their respective subsidiaries, as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively with any other intellectual property owned or used in the business by the Company, CISAC and their respective subsidiaries, and all of the goodwill associated therewith).

                  (j) "CONTRACT" means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

                  (k) "ENVIRONMENTAL COSTS AND LIABILITIES" means any and all claims, demands, penalties, fines, liabilities, settlements, damages, losses, costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees and disbursements, court costs and litigation expenses) of whatever kind or nature, arising out of or in any way related to: (a) the presence, disposal, migration or release of any Hazardous Materials; (b) any personal injury (including wrongful death) or property damage (real or otherwise) arising out of or related to such Hazardous Materials; (c) any legal action or settlement, or government order or directive relating to such Hazardous Materials; and/or (d) any violation of any requirement of existing Environmental Laws or existing requirements or demands of any governmental authority which are based upon or are in any way related to Hazardous Materials.

                  (l) "ENVIRONMENTAL LAWS" means any law relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material.

                  (m) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (n) "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination, consistently applied.

                  (o) "HAZARDOUS MATERIAL" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority.

                  (p) "INDENTURE" means that certain Trust Indenture, dated as of March 1, 1994, by and between the Rhode Island Industrial Facilities Corporation and CRE Corporation.

                  (q) "KNOWLEDGE" means (i) with respect to an individual, that an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or matter; and (ii) with respect to a Person (other than an individual) that such Person will be deemed to have "Knowledge" of a particular fact or other matter if any Person who is a shareholder or who is otherwise serving as a director, executive officer, partner, stockholder or trustee (or any similar capacity) of such Person has, or at any time had (i) actual knowledge of such fact or other matter, or (ii) a reasonably prudent individual serving in such capacity would reasonably be expected to be aware of such fact or other matter.

                  (r) "LIENS" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, option or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

                  (s) "MAJOR STOCKHOLDERS" means the Stockholders other than The Ralph Almonte GRAT-1997, The Almonte Family Irrevocable Trust-1995, Anita A. Greco, Gaetano A. Greco and Ralph Almonte.

                  (t) "MATERIAL ADVERSE EFFECT" means any adverse change in the properties, financial condition, business or results of operations of Buyer and its subsidiaries or the Company, CISAC or any of their respective subsidiaries, as the case may be, which is material to Buyer and its subsidiaries, taken as a whole, or the Company, CISAC and their respective subsidiaries, taken as a whole, as the case may be, other than changes caused by general economic conditions.

                  (u) "OPTION" means with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

                  (v) "PERMITTED LIEN" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company, CISAC or any of their respective subsidiaries.

                  (w) "PERSON" means any natural Person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory authority.

                  (x) "SECTION 388(h)(10) ELECTION" means the election made by the Stockholders and Buyer hereunder and under Code Section 338(h)(10) (and any provision of state, local, or foreign law corresponding to Section 338(h)(10) or under Section 338(g)).

                  (y) "SIGNIFICANT TAX AGREEMENT" is any agreement to which any Party or any subsidiary of any Party is a party under which such Party or such subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $10,000 in respect of Taxes payable by such other party to any taxing authority.

                  (z) "SOFTWARE" means all computer software and subsequent versions thereof, including but not limited to, source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials manuals, design notes and other items and documentation related thereto or associated therewith.

                  (aa) "STOCKHOLDERS' REPRESENTATIVE" means Robert Petteruti, or his successor designated in accordance with the Stockholders' Representative Agreement.

                  (bb) "STOCKHOLDERS' REPRESENTATIVE AGREEMENT" means the agreement by and among the Stockholders to, among other things, appoint and empower the Stockholders Representative, substantially in the form of attached EXHIBIT I.

                  (cc) "SUBSIDIARY" means, when used with reference to any entity, any entity 20% or more of the outstanding voting securities or interests of which are owned directly or indirectly by such former entity.

                  (dd) "TAX" or "TAXES" means any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.

         Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "HEREOF," "HEREIN," "HEREBY" and derivative or similar words refer to the Agreement; (iv) the terms "ARTICLE" or "SECTION" refer to the specified Article or Section of this document; and (v) the phrases "ORDINARY COURSE OF BUSINESS" and "ORDINARY COURSE OF BUSINESS CONSISTENT WITH PAST PRACTICE" refer to the business and practice of the Company, CISAC or their respective subsidiaries. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

         6.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Parties.

         6.11 SPECIFIC PERFORMANCE. The Parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the Parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

         6.12 RECOVERY OF ATTORNEY'S FEES. In the event of any litigation between the Parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party; PROVIDED, THAT, if both Parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative merits of the Parties' claims.

         6.13 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.


                        *      *      *      *      *

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties (or their duly authorized officers, as applicable) and shall be effective as of the date first hereinabove written.


                         ZEBRA TECHNOLOGIES CORPORATION


                         By:  /s/ Edward L. Kaplan
                              ___________________________________________
                               Edward L. Kaplan,
                               President and Chief Executive Officer

                        COMTEC INFORMATION SYSTEMS, INC.






                        By:  /s/ Robert J. Petteruti
                              ___________________________________________
                        Name: Robert J. Petteruti
                              __________________________________________
                        Its:  President
                              __________________________________________

                           COMTEC INFORMATION SYSTEMS
                           ACQUISITION CORPORATION



                        By:   /s/ Robert J. Petteruti
                              ___________________________________________
                        Name: Robert J. Petteruti
                              __________________________________________
                        Its:  Vice President, Secretary and Treasurer
                              __________________________________________

                                 /s/ Mary J. Petteruti
                                 -----------------------------------------------
                                 MARY J. PETTERUTI, being a Stockholder of the Company and CISAC

                            /s/ Robert A. Petteruti
                           ----------------------------------------------------
                           ROBERT A. PETTERUTI, being a Stockholder of the Company and CISAC

                            /s/ Steven F. Petteruti
                           ----------------------------------------------------
                           STEVEN F. PETTERUTI, being a Stockholder of the Company and CISAC

                          /s/ Ann Marie Barone
                          -----------------------------------------------------
                          ANN MARIE BARONE
                          (a/k/a ANN-MARIE PETTERUTI), being a Stockholder
                          of the Company and CISAC

                        /s/ Ralph Almonte
                        -------------------------------------------------------
                        RALPH ALMONTE, being a Stockholder of the Company
                        and CISAC

                           /s/ Gaetano A. Greco
                           ----------------------------------------------------
                           GAETANO A. GRECO, being a Stockholder of the
                           Company only

                            /s/ Anita A. Greco
                            ---------------------------------------------------
                            ANITA A. GRECO, being a Stockholder of the
                            Company only

                       /s/ Alfred J. Petteruti
                       --------------------------------------------------------
                       ALFRED J. PETTERUTI, being a Stockholder of the
                       Company and CISAC

                          THE ROBERT A. PETTERUTI IRREVOCABLE TRUST - 1998 (being a Stockholder of the Company only)


                          By:      /s/ Robert A. Petteruti
                                   ________________________________________
                          Name:    Robert A. Petteruti
                          Its:     Trustee

                         THE STEVEN F. PETTERUTI IRREVOCABLE TRUST - 1998 (being a Stockholder of the Company only)


                         By:      /s/ Steven F. Petteruti
                                  _________________________________________
                         Name:    Steven F. Petteruti
                         Its:     Trustee

                  THE ALFRED J. PETTERUTI FAMILY IRREVOCABLE TRUST - 1994 (being a Stockholder of the Company only)


                  By:      /s/ Alfred J. Petteruti
                           _______________________________________________
                  Name:    Alfred J. Petteruti
                  Its:     Trustee

                    THE ALFRED J. PETTERUTI FAMILY IRREVOCABLE TRUST - 1994 (being a Stockholder of the Company only)


                    By:      /s/ Robert A. Petteruti
                             ______________________________________________
                    Name:    Robert A. Petteruti
                    Its:     Trustee

                       THE ALFRED J. PETTERUTI IRREVOCABLE TRUST - 1997 (being a Stockholder of the Company only)


                       By:      /s/ Alfred J. Petteruti
                                _______________________________________
                       Name:    Alfred J. Petteruti
                       Its:     Trustee

                        THE ALFRED J. PETTERUTI IRREVOCABLE TRUST - 1997 (being a Stockholder of the Company only)


                        By:      /s/ Robert A. Petteruti
                                 _______________________________________
                        Name:    Robert A. Petteruti
                        Its:     Trustee

                         THE MARY J. PETTERUTI IRREVOCABLE TRUST - 1997 (being a Stockholder of the Company only)


                         By:      /s/ Alfred J. Petteruti
                                  ______________________________________
                         Name:    Alfred J. Petteruti
                         Its:     Trustee

                         THE MARY J. PETTERUTI IRREVOCABLE TRUST - 1997 (being a Stockholder of the Company only)


                         By:      /s/ Robert A. Petteruti
                                  ______________________________________
                         Name:    Robert A. Petteruti
                         Its:     Trustee

                         THE MARY J. PETTERUTI IRREVOCABLE TRUST - 1994 (being a Stockholder of the Company only)


                         By:      /s/ Alfred J. Petteruti
                                  ______________________________________
                         Name:    Alfred J. Petteruti
                         Its:     Trustee

                           THE MARY J. PETTERUTI FAMILY IRREVOCABLE TRUST - 1994 (being a Stockholder of the Company only)

                           By:   /s/ Robert A. Petteruti
                                 _______________________________________
                           Name: Robert A. Petteruti
                           Its:  Trustee

                                   THE ALMONTE FAMILY IRREVOCABLE TRUST - 1995
                                   (being a Stockholder of the Company only)


                                   By:   /s/ Ruth E. Almonte
                                         ______________________________________
                                   Name: Ruth E. Almonte
                                   Its:  Trustee

                                   THE ALFRED J. PETTERUTI 1997 GRAT NO. 2
                                   (being a Stockholder of the Company only)


                                   By:   /s/ Alfred J. Petteruti
                                         ______________________________________
                                   Name: Alfred J. Petteruti
                                   Its:  Trustee

                                   THE ALFRED J. PETTERUTI 1997 GRAT NO. 3
                                   (being a Stockholder of the Company only)


                                   By:   Alfred J. Petteruti
                                         ______________________________________
                                   Name: Alfred J. Petteruti
                                   Its:  Trustee

                                   THE MARY J. PETTERUTI 1997 GRAT NO. 2
                                   (being a Stockholder of the Company only)


                                   By:   /s/ Mary J. Petteruti
                                         ______________________________________
                                   Name: Mary J. Petteruti
                                   Its:  Trustee

                                   THE MARY J. PETTERUTI 1997 GRAT NO. 3
                                   (being a Stockholder of the Company only)


                                   By:   /s/ Mary J. Petteruti
                                         _______________________________________
                                   Name: Mary J. Petteruti
                                   Its:  Trustee

                                   THE RALPH ALMONTE GRAT - 1997
                                   (being a Stockholder of the Company only)


                                   By:   /s/ Ralph Almonte
                                         ______________________________________
                                   Name: Ralph Almonte
                                   Its:  Trustee